Sheet1

All Proposals Have Passed

			FINAL Proxy Results - MuniAssets Fund, Inc.
			Meeting Date: October 24, 2001

			Record Date: August 27, 2001
			As of: October 24, 2001

				Units Voted

			Votes Needed				Broker
	Shares Needed	Outstanding	50% + 1 of				Dealer	Total Units
COMMON	To Pass	Shares	Outstanding Shares	For	Against	Abstain	Non-Vote	Voted

1) Merger of ML Income Muni Bond	-2,833,473	10,461,767	5,230,885	8,064,358	277,252	144,017	1,590,182	10,075,809
into MuniAssets Fund

				Units Voted

			Votes Needed
	Shares Needed	Outstanding	50% + 1 of		Shares Withheld			Total Units
	to Pass	Shares	Outstanding Shares	For	from Voting			Voted
2) Election of Directors
Joe Grills	-4,647,394	10,461,767	5,230,885	9,878,279	197,530			10,075,809
Robert S. Salomon, Jr.	-4,651,102	10,461,767	5,230,885	9,881,987	193,822			10,075,809

		FINAL Proxy Results - ML High Income Municipal Bond Fund, Inc.
		Meeting Date: October 24, 2001

		Record Date: August 27, 2001
		As of: October 11, 2001

				Units Voted

			Votes Needed
	Shares Needed	Outstanding	50% + 1 of					Total Units
COMMON	To Pass	Shares	Outstanding Shares	For	Against	Abstain		Voted

Merger of ML Income Muni Bond	-162,765	13,554,767	6,777,385	6,940,150	157,910	147,737		7,245,797
into MuniAssets Fund

The quorum consists of the majority of the shares entitled to vote at the Meeting.
Proposals 1 requires the affirmative vote of the majority of the shares represented at the Meeting
Proposals 2 = Each nominee requires the affirmative vote of a plurality of the votes cast. A "plurality of the votes cast" means the candidate must receive more votes hat any other candidates for the same position.

Last Updated on 04/25/2002
By MLMAG